Exhibit 10.1

UPS LONG-TERM INCENTIVE PERFORMANCE PROGRAM
Amended and Restated Terms and Conditions

Approved March 25, 2021
1.Establishment, Objectives and Duration.
1.1    Establishment of the Program and Effective Date. The Compensation Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restates the terms and conditions of the UPS Long-Term Incentive Performance Program (“LTIP”) which provides for Awards in the form of Restricted Performance Units (“Units”) pursuant to the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan (“ICP”). Unless otherwise defined in this document, capitalized terms shall have the meanings set forth in the ICP. These LTIP Terms and Conditions shall be effective for any LTIP Awards made on or after the date set forth above (“LTIP Effective Date”).
1.2    Objectives of the LTIP. The objectives of the LTIP are to align incentive pay with long-term performance related to key business objectives, enhance retention of key talent, and align the interests of shareowners with the incentive compensation opportunity for executives.

1.3    Duration of the Program. The LTIP shall commence on the LTIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the LTIP at any time pursuant to Section 13.6 hereof.

2.Administration.
2.1    Authority of the Committee. The LTIP shall be administered by the Committee, which shall have the same power and authority to administer the LTIP as it does to administer the ICP.
2.2    Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, any employee, and their estates and beneficiaries.
3.Units Subject to Award. Your target number of Units subject to an Award is determined by (1) the product of (a) your Target LTIP Award Percentage on Exhibit A multiplied by (b) your annualized monthly salary in effect on the grant date specified in your grant notice (the “Grant Date”), then (2) divided by the Fair Market Value of a Share on the Grant Date, rounded up to the nearest whole number of Units.

4.Award Document. You will receive a grant notice that specifies the Grant Date, the target number of Units subject to an Award, and such other provisions as the Committee shall determine. Such grant notice, together with this document, shall constitute the “Award Document” for the applicable Award for purposes of the ICP.
5.Acceptance. You must expressly accept the terms and conditions of your Award. To accept, log on to Merrill Lynch Benefits Online at www.benefits.ml.com, select Equity Plan > Grant Information > Pending Acceptance. If you do not accept your Award in the manner instructed by the Company, the Units subject to an Award may be subject to cancellation. If you do not wish to receive your Award, then you understand that you must reject the Award by contacting Investor Services (investorsvcs@ups.com or (404) 828-8807) no later than 90 days following the Grant Date specified in the applicable grant notice in which case the Award will be cancelled.
6.Performance Metrics; Earned Units. The number of Units earned for an Award will be determined based upon the Company’s (a) adjusted earnings per share growth and (b) adjusted free cash flow performance, each during a three-year performance period identified in the applicable grant notice (the “Performance Period”), subject to modification based on (c) total shareholder return performance during the Performance Period. Performance and payout will be determined independently for each metric.
6.1    Adjusted Earnings Per Share Growth. Adjusted earnings per share is determined by dividing the Company’s adjusted net income available to common shareowners by the diluted weighted average shares outstanding during the Performance Period. The adjusted earnings per share growth target is the projected average annual adjusted earnings per share growth during each of the years within the Performance Period. The actual adjusted earnings per share growth for each year of the Performance Period will be compared to the target and assigned a payout percentage; the average of the three payout percentages will be used to calculate the final payout percentage under this metric. Following the completion of the Performance Period, the Committee will certify (i) the actual adjusted earnings per share growth for the Performance Period; (ii) the actual adjusted earnings per share growth for the Performance Period as compared to the target; and (iii) the final payout percentage for this metric.
6.2    Adjusted Free Cash Flow. Adjusted free cash flow is determined by reducing the Company’s adjusted cash flow from operations by adjusted capital expenditures and proceeds from disposals of fixed assets, and adjusting for net changes in finance receivables, other investing activities and discretionary pension contributions. The adjusted free cash flow target is the projected aggregate adjusted free cash flow generated during the entire three years of the Performance Period. Following the completion of the Performance Period, the Committee will certify (i) the actual adjusted free cash flow for the Performance Period; (ii) the actual adjusted free cash flow for the Performance Period as compared to the target; and (iii) the final payout percentage for this metric.

6.3    Total Shareholder Return. Total shareholder return measures the total return on an investment in the Company’s class B common stock (the “Stock”) to an investor (stock price appreciation plus dividends). The total return on the Stock shall be compared with the total return on the stocks of the companies listed on the Standard & Poor’s 500 Composite Index (“Index”) at the beginning of the Performance Period. The Committee shall then assign the Company a percentile rank relative to the companies listed on the Index (the “S&P 500 Companies”) based on total shareholder return performance (“relative total shareholder return” or “RTSR”). Following the completion of the Performance Period, the Committee will certify (i) the Company’s actual total shareholder return for the Performance Period; (ii) the total shareholder return of each of the S&P 500 Companies during the Performance Period; (iii) the percentile ranking for the Company as compared to S&P 500 Companies for the Performance Period; and (iv) the final payout modifier, if any, for the Award as described below.

6.3.1    Payout Modifier: The number of Units earned under an Award may be modified up or down, if applicable, based on RTSR as follows:

Total Shareholder Return Percentile Rank Relative to S&P 500 Companies	Payout Modifier
Above 75th percentile	+20%
Between 25th and 75th percentile	None
Below 25th percentile	-20%

6.3.2    TSR Calculation: TSR is determined as follows:

TSR =	(Ending Average + Dividends Paid ) – Beginning Average
Beginning Average

Beginning Average: the average closing price of a share of the respective S&P 500 Company’s common stock for the 20 trading days prior to the start of the Performance Period on which shares of such company’s common stock were traded.
Ending Average: the average closing price of a share of the respective S&P 500 Company’s common stock over the last 20 trading days of the Performance Period, accounting for compounding Dividends Paid, on which shares of such company’s common stock were traded.

Dividends Paid: the total of all dividends paid on one share of the respective S&P 500 Company’s common stock during the Performance Period, provided that the record date occurs during the Performance Period, and provided further that dividends shall be treated as though they are reinvested on the day of payment using the closing price of a share of the respective S&P 500 Company’s common stock on that day.
6.4    Adjustments. In determining attainment of performance targets the Committee will have discretion to exclude the effect of unusual or infrequently occurring items, charges for restructurings (including employee severance liabilities, asset impairment costs, and exit costs), discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment, and may determine to exclude the effect of other items, each determined in accordance with GAAP (to the extent applicable) and as identified in the financial statements, notes to the financial statement or discussion and analysis of management.

7.Employee Covenants.

7.1     Acknowledgements. You acknowledge and agree that, by reason of your highly specialized skillset and the Company’s investment of time, training, money, trust, and exposure to Confidential Information, you are intimately involved in the planning and direction of the Company’s global business operations. You further acknowledge and agree that your agreement to enter into, and your compliance with, your covenants in this Section 7 are material factors in the Company’s decision to grant you the Units, which constitutes good and valuable consideration for the covenants set forth in this Section 7.
7.2     Unfair Competition. You acknowledge and agree that, as a result of your receipt of Confidential Information, your role at the Company, and your relationships with Company customers and/or employees you would have an unfair competitive advantage if you were to violate this Section 7 and that, in the event that your employment with the Company terminates for any reason, you possess marketable skills and abilities that will enable you to find suitable employment without violating the covenants set forth in this Section 7. You further acknowledge and affirm that you are accepting this Agreement voluntarily, that you have read this Agreement carefully, that you have had a full and reasonable opportunity to consider this Agreement (including actual consultation with legal counsel), and that you have not been pressured or in any way coerced, threatened or intimidated into entering into this Agreement.
7.3     Non-Disclosure and Prohibition Against Use of Confidential Information and Trade Secrets. You agree that you will not, directly or indirectly, reveal, divulge, or disclose any Confidential Information or Trade Secrets to any person not expressly authorized by the Company to receive such information. You further agree that you will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than business activity that you are pursuing on behalf of the Company. You acknowledge and agree that this Section 7 is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. You also understand that nothing contained in this Section 7 limits your ability to communicate with any federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by you, on your behalf, or by any other individual. You additionally understand and agree that as required by the Defend Trade Secrets Act of 2016 (“DTSA”), 18 U.S.C. § 1833(b), you have been notified that if you make a confidential disclosure of a Company Trade Secret (as defined in 18 U.S.C. § 1839) to a government official or an attorney for the sole purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a legal proceeding, so long as any document you file containing the trade secret is filed under seal and you do not disclose the trade secret except pursuant to court order, you shall not be held civilly or criminally liable under this Agreement or under any federal or state trade secret law for such a disclosure. The DTSA does not authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.
7.4     Non-Solicitation of Protected Employees. During the Non-Solicit Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, interfere with the Company’s business by soliciting or inducing or attempting to solicit or induce any Protected Employee to terminate or cease his/her employment relationship with the Company or to enter into employment with you or any other person or entity.
7.5     Non-Solicitation of Protected Customers. During the Non-Solicit Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for purposes of providing products and services that are competitive with those provided by the Company.
7.6     Covenant Not to Compete. During the Non-Compete Restricted Period, you will not, without the prior written consent of the Company, (a) work for a Restricted Competitor; (b) provide consulting services to a Restricted Competitor; or (c) otherwise provide services to a Restricted Competitor, in each of (a) through (c) that involves the provision of services that are similar to those services that you provided to the Company and that relate to the Restricted Competitor’s competition with the transportation, delivery or logistics services provided by the Company during your employment. You understand and agree that this non-

compete provision is limited to the geographic area where the Company did business during your employment.
7.7     Enforcement. You acknowledge and agree that the covenants in Sections 7.3 through 7.6 (“Protective Covenants”) are necessary to protect the Company’s legitimate business interests. In the event that you breach, or threaten to breach, the Protective Covenants, you agree that the Company shall have the right and remedy to: (a) enjoin you, preliminarily and permanently (without the necessity of posting bond), from violating or threatening to violate the Protective Covenants because any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy; (b) require you to account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by you as the result of any breach of the Protective Covenants; and (c) require you to pay the reasonable attorneys’ fees and costs incurred by the Company in enforcing the Protective Covenants. In addition, in the event of such a violation, you will automatically forfeit all Units.
7.8     Severability/Reformation. You acknowledge and agree that the Protective Covenants are reasonable in time, scope, geography and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the Protective Covenants be held invalid, void or unenforceable in any court of competent jurisdiction, you understand and agree that such invalidity, voidness or unenforceability does not invalidate, void or otherwise render unenforceable any other part or provision of this Agreement. You further agree that, in the event any court of competent jurisdiction finds any of the Protective Covenants to be invalid or unenforceable (in whole or in part), such court shall modify the invalid or unenforceable term so that the Protective Covenants are enforceable to the fullest extent permitted by law.
7.9     Exclusive Jurisdiction. You agree that the federal or state courts of Georgia have exclusive jurisdiction over any dispute relating to this Section 7 and you specifically consent to personal jurisdiction in such courts, even if you do not reside in Georgia at the time of any dispute arising out of or involving this Section 7; provided that, if, following the termination of your Company employment, you continue to reside or work in California, you agree that (a) California law shall apply to this Section 7, and (ii) the federal or state courts of California have exclusive jurisdiction over any dispute relating to this Section 7 and you specifically consent to personal jurisdiction in such courts if you reside in California at the time of any dispute arising out of or involving this Section 7.
7.10     Tolling During Violation. You understand and agree that if you violate any of the Protective Covenants, the period of restriction applicable to each obligation violated will not run during any period in which you are in violation thereof.
7.11     Disclosure. In the event that you leave the Company for any reason, you agree to disclose the existence and terms of this Section 7 to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, partner, co-venturer, investor or lender.
7.12     Definitions. For purposes of this Section 7:
7.12.1 “Company” means, for purposes of this Section 7 only, United Parcel Service, Inc., a Delaware Corporation with its principal place of business in Atlanta, Georgia, and all of its Affiliates (as defined in O.C.G.A. § 13-8-51(1)).
7.12.2 “Confidential Information” means all information regarding the Company, its activities, businesses or customers which you learned as a result of your employment, that is valuable to the Company and that is not generally disclosed by practice or authority to persons not employed or otherwise engaged by the Company, whether or not it constitutes a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data; legal affairs; management planning information; business plans; acquisition plans; operational methods and technology; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements and specifications; customer pricing and profitability data; past, current and planned research and development; employee-related information and new personnel acquisition plans. “Confidential Information” shall not include information that is or becomes generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. However, although certain information may be generally known in the relevant industry, the fact that the Company uses such information may not be so known and in such instance the information would compromise Confidential Information. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.
7.12.3 “Non-Compete Restricted Period” means during your employment with the Company and for a period of one (1) year after your employment ends for any reason.
7.12.4 “Non-Solicit Restricted Period” means during your employment with the Company and for a period of two (2) years after your employment ends for any reason.
7.12.5 “Protected Customers” means customers or actively sought potential customers with whom you had material involvement in the two (2) years following your termination of employment, which shall include customers or actively sought potential customers (i) who you dealt with on behalf of the Company; (ii) whose dealings with the Company are or were coordinated or supervised by you; or (iii) about whom you obtained Confidential Information as a result of your employment with the Company.
7.12.6 “Protected Employee” means an employee of the Company who is employed by the Company at the time of any solicitation or attempted solicitation by you and with whom (a) you had contact during the two (2) years prior to your termination of employment, or (b) about whom you learned Confidential Information during the two (2) years prior to your termination of employment.
7.12.7 “Restricted Competitor” means a person engaged in any business competitive with the Company’s and its Subsidiaries’ businesses of package delivery and global supply chain management solutions. The Restricted Competitors include, without limitation, the entities listed on Exhibit B.
7.12.8 “Trade Secret” means all of the Company’s information that you learned about as a result of your employment, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers, that (i) derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable law.
7.13     Amendments for Certain Employees.
7.13.1 Amendments for California Employees. Sections 7.4 through 7.6 do not apply to you if, following the termination of your Company employment, you continue to reside or work in California. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of the Company’s Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, any other confidentiality and non-disclosure agreements with the Company, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information. You also agree that you will not, without the prior written consent of the Company, directly or indirectly, interfere with the Company’s business by soliciting or inducing or attempt to solicit or induce any Protected Employee to terminate or cease his/her employment relationship with the Company for a period of twelve (12) months from and after your employment ends.
7.13.2 Amendments for Hawaii, North Dakota and Oklahoma Employees. Section 7.6 does not apply to you if, following the termination of your Company employment, you continue to reside or work in Hawaii, North Dakota or Oklahoma.
7.13.3 Amendment for Massachusetts Employees. Section 7.6 does not apply to you if, following the termination of your Company employment, you continue to reside or work in Massachusetts and Section 7.6 is unenforceable pursuant to Massachusetts General Laws c. 149 § 24L.
7.14 Other Restrictions. For the avoidance of doubt, if you are based in the US this Section 7 does not supersede any protective covenants applicable to you with respect to the Company, and those covenants shall continue in full force and effect in accordance with their terms. If you are based outside the US any protective covenants set out in your contract of employment, or otherwise applicable to your employment with the Company, whether concluded prior to or after the date of this Agreement, supersede the equivalent provisions set out in this Section 7.
8.Calculation of Units Earned. The number of Units earned under an Award will be calculated as follows:

(a) Adjusted Earnings Per Share Payout % x ½ Target Number of Units	+	(b) Adjusted Free Cash Flow Payout % x ½ Target Number of Units	+/ -	(c) RTSR Payout Modifier (if applicable)	~~=~~	Award Payout % (Based on Target Number of Units)

The Award Payout % is then multiplied by the target number of Units received under the Award, plus any dividend equivalent units (described below), to determine the total number of Units earned for the Award.

9.Transferability. You may not sell, gift, or otherwise transfer or dispose of any Units.

10.Vesting Terms. If you remain an active employee through the last business day of the Performance Period, then the number of Units that vest following the end of the Performance Period, if any, will be based on the achievement of the performance goals related to each of the performance metrics set forth herein. Shares attributable to the number of vested Units and dividend equivalent units (described below), if any, will be transferred to you during the calendar quarter following the end of the Performance Period. Except as set forth below, if employment with the Company is terminated after the Date of Grant but prior to the last business day of the Performance Period, then your unvested Units will be forfeited.

10.1     Death. If you are an active employee for six continuous months from the beginning of the Performance Period and your employment terminates prior to the last business day of the Performance Period as a result of death, then Shares attributable to a prorated number of Units (calculated at target based on the number of months worked during the Performance Period) will be transferred to your estate no later than 90 days after the date of your death.

10.2     Disability or Retirement. If you are an active employee for six continuous months from the beginning of the Performance Period and your employment terminates prior to the last business day of the Performance Period as a result of disability or Retirement (as defined below), then Shares attributable to a prorated number of vested Units (based on actual results for the full Performance Period and the number of months worked during the Performance Period) will be transferred to you during the calendar quarter following the end of the Performance Period.

10.3     Demotion. If you are an active employee for six continuous months from the beginning of the Performance Period and, prior to the last business day of the Performance Period, you are demoted to a position that would have been ineligible to receive an LTIP award, then Shares attributable to a prorated number of vested Units (based on actual results for the full Performance Period and the number of months worked during the Performance Period prior to the demotion) will be transferred to you during the calendar quarter following the end of the Performance Period.

For purposes of the LTIP, Retirement is defined as (a) the attainment of age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (b) the attainment of age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (c) “retirement” as determined by the Committee in its sole discretion.

11.Repayment. If an Award has been paid to an Executive Participant or to his or her spouse or beneficiary, and the Committee later determines that financial results used to determine the amount of that Award are materially restated and that the Executive Participant engaged in fraud or intentional misconduct, then the Company will seek repayment or recovery of the Award, as appropriate, notwithstanding any contrary provision of the ICP. In addition, any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Stock is traded, as may be in effect from time to time.

12.Withholding. Awards shall be reduced for applicable taxes or you will be required to remit taxes to the Company in accordance with the terms of the ICP.

13.Dividend Equivalents. Dividends payable on the number of shares represented by your Units (including whole and fractional Units) will be allocated to your account in the form of dividend equivalent units (“DEUs”) (whole and fractional). DEUs will be allocated to your account each time dividends are paid by (i) multiplying the cash (or stock) dividend paid per share of the Company’s class B common stock by the number of outstanding target number Units (and previously credited DEUs) prior to adjustment for the dividend, and (ii) dividing the product by the Fair Market Value of a Share on the day the dividend is declared, provided that the record date occurs after the Grant Date. DEUs will be subject to the same vesting conditions as the underlying Award.

14.Miscellaneous.
14.1     Awards Subject to the Terms of the ICP. LTIP Awards are subject to the terms of the ICP.
14.2     Section 409A. Each Award is intended either to be exempt from Code § 409A and the 409A Guidance or to comply with Code § 409A and the 409A Guidance. The Award Document and the ICP shall be administered in a manner consistent with this intent, and any provision that would cause the Award Document or the ICP to fail to satisfy Code § 409A or the 409A Guidance shall have no force or effect until amended to comply with or be exempt from Code § 409A and the

409A Guidance (which amendment may be retroactive to the extent permitted by Code § 409A and the 409A Guidance and may be made by the Company without your consent). To the extent that benefits provided under an Award constitute deferred compensation for purposes of Code § 409A and the 409A Guidance and to the extent that deferred compensation is payable upon a “separation from service” as defined in Code § 409A and the 409A Guidance, no amount of deferred compensation shall be paid or transferred to you as a result of your separation from service until the date which is the earlier of (i) the first day of the seventh month after your separation from service or (ii) the date of your death (the “Delay Period”).
14.3     Severability. The provisions of this LTIP are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.4     Waiver. You acknowledge that a waiver by the Company of breach of any provision of this LTIP shall not operate or be construed as a waiver of any other provision of this LTIP, or of any subsequent breach by you or any other participant.
14.5     Imposition of Other Requirements. The Committee reserves the right to impose other requirements on your participation in the LTIP, on the Units and on any shares of Stock acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.6     Amendment and Termination. The Committee may amend, alter, suspend or terminate the LTIP and any Award at any time subject to the terms of the ICP. Any such amendment shall be in writing and approved by the Committee. The UPS People Led Committee may make administrative amendments to the LTIP from time to time; provided, however, that any such amendment shall be reviewed with the Committee and kept with the records of the LTIP.
14.7     Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Units and your participation in the ICP, or future awards that may be granted under the ICP, by electronic means or request your consent to participate in the ICP by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the ICP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
14.8     No Right to Future Awards or Employment. The grant of the Units under an Award to you is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in the Award Document shall confer upon you any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate your employment or adjust your compensation.
14.9     Acknowledgement. You acknowledge that you (a) have received a copy of the ICP, (b) have had an opportunity to review the terms of the Award Document and the ICP, (c) understand the terms and conditions of the Award Document and the ICP and (d) agree to such terms and conditions.

Exhibit A

Long-Term Incentive Performance Program

CLASSIFICATION	TARGET LTIP AWARD PERCENTAGE
Chief Executive Officer	760%
Executive Leadership Team Member	350% - 550%
Region Managers	200%
District Managers	100%
Region Staff Managers	50%